                             PART II - OTHER INFORMATION

                                      Exhibit 11

                          COMPUTATION OF EARNINGS PER SHARE


                                                                      Years Ended June 30
                                                           ----------------------------------------
                                                              1997           1996           1995
                                                              ----           ----           ----
PRIMARY EARNINGS PER SHARE:

Net income                                                 $6,574,000     $9,451,000    $11,590,000
                                                           ----------     ----------    -----------
                                                           ----------     ----------    -----------

Weighted average number of common
    shares outstanding during the period                   22,619,000     21,940,000     21,235,000
Common equivalent shares                                      596,000        547,000        267,000
                                                           ----------     ----------    -----------
Total common and common
    equivalent shares outstanding                          23,215,000     22,487,000     21,502,000
                                                           ----------     ----------    -----------
                                                           ----------     ----------    -----------

Net income per common and
    common equivalent share, primary                             $.28           $.42          $ .54
                                                               ------         ------          -----
                                                               ------         ------          -----

FULLY DILUTED EARNINGS PER SHARE:

Net income                                                 $6,574,000    $ 9,451,000    $11,590,000
Net income adjustment -
   interest on convertible debt                                               54,000        121,000
                                                           ----------     ----------    -----------
Adjusted net income                                        $6,574,000    $ 9,505,000    $11,711,000
                                                           ----------     ----------    -----------
                                                           ----------     ----------    -----------

Weighted average number of common
    shares outstanding during the period                   22,619,000     21,940,000     21,235,000
Common equivalent shares assuming
    full dilution                                             636,000        851,000        876,000
                                                           ----------     ----------    -----------
Total common and common equivalent
    shares assuming full dilution                          23,255,000     22,791,000     22,111,000
                                                           ----------     ----------    -----------
                                                           ----------     ----------    -----------

Net income per common and
    common equivalent share, fully diluted                       $.28           $.42          $ .53
                                                               ------         ------          -----
                                                               ------         ------          -----


Net income per common share as shown on the Company's Consolidated Statement of Operations is computed by dividing net income by the weighted average number of shares outstanding during each period. Convertible debt, converted in 1996, is included as common equivalent shares for the fully diluted earnings per share computation in 1995. In 1996 and 1997, incentive stock options are the primary reason for common equivalent shares for the fully diluted earnings per share computation.